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                                                                    EXHIBIT 11.0

Computation of Earnings per Share

The following represents the computation of earnings per share reflecting the assumption that the granted shares under the option and warrants plan which would be dilutive will be exercised.

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
                                                                           Year Ended
                                                                           December 31
                                                            -------------------------------------------
                                                                2004           2003             2002
                                                            -----------    -------------    -----------
Net earnings applicable to common shareholders - basic      $ 1,587,620    $    (27,254)    $ 3,000,671

Add:  Dividend to preferred shareholders                         86,400               -               -
                                                            -----------    ------------     -----------
Net earnings - diluted                                      $ 1,674,020    $    (27,254)    $ 3,000,671
                                                            ===========    ============     ===========

Weighted average common shares outstanding - basic           12,503,345      12,332,363      12,284,364

Common share equivalents relating to stock options,
warrants and preferred stock                                  3,647,672               -         144,076
                                                            -----------    ------------     -----------
Adjusted common and common equivalent shares for diluted
computation                                                  16,151,017      12,332,363      12,428,440
                                                            ===========    ============     ===========
Net Earnings Per Share:
    Basic                                                   $      0.13    $       0.00     $      0.24
    Diluted                                                 $      0.10    $       0.00     $      0.24

Anti-dilutive options, warrants and preferred stock not
included in the diluted earnings per share computations         400,100         491,000       1,290,697
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